NEWS RELEASE FOR IMMEDIATE RELEASE	EXHIBIT 99.1
Home City Financial Corporation Reports 2nd Quarter Net Income
Springfield, Ohio, July 25, 2006 — Home City Financial Corporation (“HCFC”)(NASDAQ Capital Market: HCFC) announced net income of $206,000, or $.25 basic earnings per share, for the second quarter ended June 30, 2006, compared to $204,000, or $.25 basic earnings per share, for the quarter ended June 30, 2005. Diluted earnings per share for the quarters were both $.25. HCFC’s net income for the six months ended June 30, 2006, was $403,000, or $.49 basic earnings per share, compared to $397,000, or $.49 basic earnings per share, for the comparable period in 2005. Year-to-date net income improved by $6,000, or 1.51%, over last year. Diluted earnings per share for the first six months of 2006 and 2005 were both $.48. Net interest income decreased by $106,000 for the six-month period as rates continue to rise following the Federal Reserve’s action in the period. Noninterest income decreased by $321,000 from last year’s six-month period due almost entirely to last year’s significant gain on the redemption of Intrieve Incorporated stock. The provision for loan losses of $81,000 was $474,000 less than the amount provided in the first half of last year. This resulted from management’s ongoing analysis of the economic factors specific to our local demographic area as well as national data and in conjunction with historic trends and portfolio composition. Noninterest expense increased by $51,000 reflecting mainly the higher cost of professional services associated with our “going private” process. The decrease of $10,000 in the federal income tax resulted from decreased income before tax and the mix of components of taxable and non-taxable income.
Assets totaled $148.2 million at June 30, 2006, a decrease of $1.4 million, or 0.9%, from December 31, 2005. Net loans receivable decreased $2.5 million, or 1.9%, during the first half of 2006 and totaled $124.9 million at June 30, 2006. Deposits totaled $97.2 million at June 30, 2006, a decrease of $1.2 million, or 1.2%, from $98.4 million at December 31, 2005. Our tiered prime statement savings account continued to diminish as depositors moved into short-term certificates within and investment opportunities elsewhere with rates continuing to rise. Our core and risk-based capital positions continue to maintain HCFC’s designation as well capitalized under OTS regulations.
HCFC paid a dividend of $.11 per share on June 15, 2006, to holders of record at June 8, 2006. Year-to-date dividends of $.22 per share have been paid for a current annualized dividend yield of 2.93%. HCFC’s stock price stood at $15.00 per share at June 30, 2006, compared to $15.40 per share at June 30, 2005. Information on transactions in HCFC’s shares is quoted on the NASDAQ Capital Market under the symbol “HCFC”.
HCFC’s Annual Meeting of Shareholders will be scheduled upon completion of the Securities and Exchange Commission’s review of our preliminary proxy materials.
Contact:	J. William Stapleton, President, CEO and COO (937) 390-0470

HOME CITY FINANCIAL CORPORATION

Selected Consolidated Financial Condition Data:	June 30,	Dec. 31,	Incr.	%
($ In thousands)	2006	2005	(Decr.)	Change
	(Unaudited)
Total assets	$148,159	$149,553	$(1,394)	(0.9)%
Loans, net	124,926	127,409	(2,483)	(1.9)
Allowance for loan losses	1,407	1,377	30	2.2
Available-for-sale securities	4,737	5,261	(524)	(10.0)
Federal Home Loan Bank stock	2,551	2,480	71	2.9
Deposits	97,229	98,455	(1,226)	(1.2)
Federal Home Loan Bank advances	35,906	36,337	(431)	(1.2)
Shareholders’ Equity	13,736	13,406	330	2.5

	Three Months Ended		Six Months Ended
Selected Consolidated Operations Data:	June 30,		June 30,
($ in thousands except per share amounts)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Total interest income	$2,306	$2,290	$4,590	$4,517
Total interest expense	1,174	1,083	2,331	2,152

Net interest income	1,132	1,207	2,259	2,365
Provision for loan losses	43	475	81	555

Net interest income after provision for loan losses	1,089	732	2,178	1,810
Total noninterest income	78	419	134	455
Total noninterest expense	869	853	1,733	1,682

Income before federal income tax	298	298	579	583
Federal income tax expense	92	94	176	186

Net income	$206	$204	$403	$397

Earnings per share
Basic	$0.25	$0.25	$0.49	$0.49
Diluted	$0.25	$0.25	$0.48	$0.48